Exhibit 10.4

ENTEGRIS, INC.
Global RSU Award Agreement
(2020 Stock Plan)
Entegris, Inc. (the “Company”) may periodically make equity incentive awards consisting of restricted stock units with respect to the Company’s Common Stock, $0.01 par value (“Stock”), to certain key employees, non-employee directors, consultants or advisors of the Company and its affiliates under the Company’s 2020 Stock Plan (as amended from time to time, the “Plan”). Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. Any key employee, non-employee director, consultant or advisor (“Participant”) who receives a restricted stock unit award (the “Award”) is notified in writing or via email alert. The Award is credited to Participant’s account and reflected under the Stock Plans section on Fidelity’s NetBenefits website. To accept the Award, click on the “Begin your grant acceptance now” link located in the New Grant Alert notification or scroll down to and expand the Stock Plans section; then click on “Begin Acceptance” and follow the prompts. To accept the Award, Participant must agree to the Restrictive Covenant Agreement attached hereto as Exhibit A. If so requested by the Company or an Affiliate, as applicable, Participant may be required to separately sign (with wet signature) the Restrictive Covenant Agreement and/or the Agreement to Arbitrate for United States Employees. If Participant does not accept the Restrictive Covenant Agreement applicable to Participant by such time as may be required by the Company, Participant will forfeit the Award. By accepting the Award, Participant: (i) acknowledges that Participant has received a copy of the Plan, of the related prospectus providing information concerning awards under the Plan and of the Company’s most recent Annual Report on Form 10-K; (ii) acknowledges and agrees that Participant occupies a position of trust and confidence with the Company or its Affiliates and therefore owes the Company and its Affiliates a duty of loyalty to act in good faith, in the Company’s best interests; and (iii) accepts the Award and agrees with the Company that the Award is subject to the terms of the Plan and to the following terms and conditions. If Participant fails to accept the Award and all of the terms and conditions set forth in this Agreement (as defined below) within one hundred and twenty days following the Award Date, then this Award shall be cancelled and this Agreement shall be of no further force and effect.

Participant Name: #ParticipantName#
Employee ID: #EmployeeID#
Award Date: #AwardDate#
RSUs Granted: #QuantityGranted#

Article I – RSU Award

1.1. Award Date. This Global RSU Award Agreement, including any additional terms and conditions for Participant’s country set forth in the appendix attached hereto (the “Appendix,” and together with the Global RSU Award Agreement, this “Agreement”) shall take effect as of the date specified in the Stock Plans section as of the Award Date provided to Participant online through Fidelity’s NetBenefits website (the “Award Date”).

1.2. Restricted Stock Units Subject to Award. The Award consists of that number of restricted stock units (the “RSU”) with respect to the Stock that has been approved for the Award to Participant by the Administrator. Each RSU is equivalent to one share of the Stock. Participant’s rights to the RSU are subject to the restrictions described in this Agreement and in the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

1.3. Nontransferability of RSUs. The RSU acquired by Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.

1.4. Forfeiture Risk. Except as otherwise provided in this Agreement, if Participant ceases to be employed or retained by the Company or an Affiliate for any reason, any then-outstanding and unvested RSU acquired by Participant hereunder shall be automatically and immediately forfeited. Participant hereby appoints the Company as the attorney-in-fact of Participant to take such actions as may be necessary or appropriate to effectuate the cancellation of a forfeited RSU. For the avoidance of doubt, employment or other service during only a portion of the vesting period, but where Participant’s employment or other service relationship has terminated prior to a Vesting Date (as defined in Paragraph 2), will not entitle Participant to vest in a pro-rata portion of the RSUs.

For purposes of this Award, Participant’s employment or other service relationship will be considered terminated as of the date Participant is no longer actively employed or otherwise providing services to the Company or any of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where Participant is employed or otherwise rendering services or the terms of Participant’s employment or other service agreement, if any), and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where Participant is employed or otherwise rendering services or the terms of Participant’s employment or other service agreement, if any). The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Award (including whether Participant may still be considered to be providing services while on a leave of absence).

1.5. Vesting of RSUs. The RSU granted hereunder shall vest in accordance with the provisions of this Article I, Section 1.6 and applicable provisions of the Plan, as follows (each, a “Vesting Date”):

•#VestQty_1# RSUs vest on #VestDate_1#
•#VestQty_2# RSUs vest on #VestDate_2#
•#VestQty_3# RSUs vest on #VestDate_3#
•#VestQty_4# RSUs vest on #VestDate_4#
•#VestQty_5# RSUs vest on #VestDate_5#
•#VestQty_6# RSUs vest on #VestDate_6#
•#VestQty_7# RSUs vest on #VestDate_7#
•#VestQty_8# RSUs vest on #VestDate_8#
•#VestQty_9# RSUs vest on #VestDate_9#

•#VestQty_10# RSUs vest on #VestDate_10#
•#VestQty_11# RSUs vest on #VestDate_11#
•#VestQty_12# RSUs vest on #VestDate_12#
•#VestQty_13# RSUs vest on #VestDate_13#

Notwithstanding the foregoing, no RSU shall vest on any Vesting Date specified above unless: (A) Participant is then, and since the Award Date has continuously been, employed or retained by the Company or an Affiliate (subject to Sections 1.6 and 2.2); and (B) Participant has fulfilled the obligations specified in Section 1.10 below. Upon vesting, each RSU shall entitle Participant to receive one share of Stock (subject to adjustment under the Plan).

1.6. Retirement; Death; Disability.

(a) Notwithstanding Section 1.5, if (i) Participant’s employment, tenure or service, as applicable, is terminated prior to the final Vesting Date as a result of Participant’s Retirement and (ii) Participant has been continuously employed or retained by the Company or an Affiliate for no less than twelve (12) months following the Award Date as of the date of such termination of employment, tenure or service as a result of Participant’s Retirement, then, subject to Participant’s compliance with the Retirement Vesting Criteria, each of the RSUs granted hereunder that are outstanding as immediately prior to Participant’s Retirement shall remain outstanding and eligible to vest for purposes of this Award and be delivered on the applicable Vesting Dates in accordance with Section 1.7 below. Notwithstanding the preceding sentence, (x) if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Participant’s jurisdiction that likely would result in the favorable Retirement treatment that otherwise would apply to the RSUs pursuant to this Section 1.6(a) being deemed unlawful and/or discriminatory, then the Company will not apply this favorable Retirement treatment at the time of Participant’s termination of service and the RSUs will be treated as they would under the rules that otherwise would have applied if Participant’s termination of service did not qualify as a Retirement and (y) if Participant meets the conditions for Retirement and Participant’s employment, tenure or service is terminated without Cause (as defined below) , the twelve (12)-month service condition described in Section 1.6(a)(ii) above shall not apply.

(b) Notwithstanding Sections 1.5, 1.6(a) and 2.2, if Participant’s employment, tenure or service, as applicable, terminates due to the death or Disability of Participant, each then-outstanding RSU shall vest effective as of the date of death or Disability, as applicable, of Participant and shall be settled no later than thirty (30) days thereafter.

(c) For purposes of this Award:

(i) “Disability” means a disability as defined under Treasury regulation section 1.409A-3(i)(4)(i)(A) which generally means that Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(ii) “Retirement” means Participant’s employment, tenure or service, as applicable, with the Company and its Affiliates is terminated after (x) Participant has provided at least five (5) years of consecutive years of service with the Company or an Affiliate thereof, (y) Participant is at least fifty-five (55) years old as of the date of Retirement, and (z) Participant’s age plus complete years of service with the Company or an Affiliate thereof as of Participant’s date of termination equals at least seventy (70).

(iii) “Retirement Vesting Criteria” means that Participant (x) provides six (6) months’ advance written notice to the Company of Participant’s Retirement (which notice may be waived at the discretion of the Administrator and shall be waived on and following a Change in Control), (y) executes a release of claims in favor of the Company in a form satisfactory to the Company and such release becomes effective within sixty (60) days following the date of termination due to Retirement (which release may be waived at the discretion of the Administrator), and (z) continues to comply with and does not violate the terms of the Restrictive Covenant Agreement through the final Vesting Date. Determination as to whether Participant complies with and has not violated the terms of the Restrictive Covenant Agreement will be made in good faith by the Company.

1.7. Settlement of RSUs. Vested RSUs shall be settled in shares of Stock (or, in the discretion of the Administrator, in cash equal to the Fair Market Value thereof). Any shares of Stock (or cash equivalent, if applicable) issuable in respect of RSUs that have vested in accordance with the terms of this Agreement shall be delivered to Participant: (i) for RSUs that are exempt from Section 409A of the Code, as soon as practicable following vesting, and in no event later than 30 days thereafter and (ii) for RSUs that constitute deferred compensation under Section 409A of the Code, upon the date such vesting occurs, except as determined by the Company, but in no event later than the end of the calendar year in which such vesting occurs (or, if such calendar year ends within two and half months following the date such vesting occurs, no later than the fifteenth day of the third month following the date such vesting occurs). No fractional shares of Stock shall be issued pursuant to this Agreement.

1.8. Dividend Equivalent Rights.

(a) As of each date on which the Company pays an ordinary cash dividend to record owners of shares of Stock, Participant’s account shall, as of each such dividend date, be credited with a cash amount (without interest) equal to the product of the total number of shares subject to the RSU immediately prior to such dividend date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Company on such dividend date (such amount, the “Dividend Equivalent Amount”). The Dividend Equivalent Amount shall be subject to the same vesting conditions and settlement terms as the RSU shares to which they relate.

(b) Notwithstanding the foregoing, Participant shall not be entitled: (i) to receive any dividends or other distributions paid with respect to the Stock to which the RSU relates, or (ii) to vote any Stock with respect to which the RSU relates, unless and until, and only to the extent, the RSU becomes vested and Participant becomes a stockholder of record with respect to such shares of Stock.

1.9. Sale of Vested Shares. Participant understands that Participant will be free to sell any Stock with respect to which the RSU relates once the RSU has vested and settled, subject to (i) satisfaction of any applicable tax withholding requirements or rights for Tax-Related Items (as defined in Section 1.10 below) with respect to the vesting of such RSU; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.

1.10. Responsibility for Taxes.

(a)Participant acknowledges that, regardless of any action taken by the Company or, if different, the Affiliate which employs Participant or for which Participant otherwise provides services (the “Service Recipient”), the ultimate liability for all income tax, social security contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying shares of Stock, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of shares of Stock acquired pursuant to such settlement and receipt of any Dividend Equivalent Amounts or dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or to achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)In connection with any relevant taxable or tax withholding event, as applicable, Participant agrees, and authorizes the Company accordingly, that any applicable withholding obligation or right with regard to Tax-Related Items will be satisfied by a net settlement procedure whereby a number of shares of Stock to cover the Tax-Related Items shall be cancelled to fund the Company's or the Service Recipient's, as applicable, withholding obligation or right and the net shares remaining after such cancellation shall be credited to Participant's account.

(c)If the net settlement procedure is problematic under or not in compliance with applicable laws or causes adverse accounting consequences, as determined by the Company in its discretion, the Company and/or the Service Recipient, or their respective agents, may satisfy any applicable withholding obligation or right with regard to Tax-Related Items by one or a combination of the following: (i) requiring Participant to make a payment in a form acceptable to the Company; (ii) withholding from Participant’s wages or other compensation payable to Participant; (iii) withholding from proceeds of the sale of shares of Stock acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or (iv) any other method of withholding determined by the Company to be permitted by applicable law.

(d)The Company and/or Service Recipient may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including maximum rates applicable in Participant’s jurisdiction. In the event of over-withholding, Participant may receive a refund from the Company of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or if not refunded by the Company, Participant may seek a refund from local tax authorities to the extent Participant wishes to recover the over-withheld amount in the form of a refund. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. To the extent the obligation for Tax-Related Items is satisfied by a net settlement procedure, for tax purposes, Participant will be deemed to have been issued the full number of shares of Stock subject to the vested RSUs, notwithstanding that a number of shares of Stock is cancelled solely for the purpose of funding the Tax Related Items.

(e)Finally, Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the underlying shares of Stock or the proceeds from the sale of the shares of Stock if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

1.11 Nature of Grant. In accepting the RSUs, Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(b)the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(d)Participant is voluntarily participating in the Plan;

(e)the RSUs and the shares of Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)the RSUs and the shares of Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected wages or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)the future value of the underlying shares of Stock is unknown, indeterminable, and cannot be predicted with certainty;

(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of Participant’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where Participant is employed or otherwise rendering services or the terms of Participant’s employment or other service agreement, if any);

(i)unless otherwise provided by the Company, the RSUs and any shares of Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of any Affiliate;

(j)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock; and

(k)neither the Company, the Service Recipient nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of shares of Stock acquired upon settlement.

Article II – GENERAL PROVISIONS

2.1. Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.

2.2. Change in Control.

(a) Assumption or Substitution.
(i) If the Change in Control is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.
(ii) In the event of a Change in Control in which the successor company assumes or substitutes for the RSU (or in which the Company is the ultimate parent corporation and continues the Award), if Participant’s employment with such successor company (or the Company) or an affiliate thereof is involuntarily terminated without Cause by the successor employer or Participant resigns for Good Reason, in either case within 24 months following such Change in Control: the restrictions, limitations and other conditions applicable to the RSU shall lapse and the RSU shall become free of all restrictions, limitations and conditions and become fully vested and shall be settled in accordance with Section 1.7. Notwithstanding the foregoing, to the extent that such RSUs are held by a Participant who is or may become eligible for Retirement prior to the final Vesting Date, such Participant’s employment is terminated in accordance with this Section 2.2(a)(ii) and (A) such Change in Control constitutes a change in control event within the meaning of Section 409A of the Code, then such RSUs shall be settled as soon as practicable following such termination, and in no event later than 30 days thereafter or (B) such Change in Control does not constitute a change in control event within the meaning of Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such RSUs shall continue to be settled on the applicable Vesting Dates or at such earlier time that does not result in such accelerated taxation and/or tax penalties.

(b) Awards Not Assumed or Substituted. In the event of a Change in Control in which the successor company does not assume or substitute for the RSU (or in which the Company is the ultimate parent corporation and does not continue the Award): the restrictions, limitations and other conditions applicable to the RSU shall lapse and the RSU shall become free of all restrictions, limitations and conditions and become fully vested and shall be settled in accordance with Section 1.7. Notwithstanding the foregoing, to the extent that such RSUs are held by a Participant who has Retired in accordance with Section 1.6 above or who is or may become eligible for Retirement prior to the final Vesting Date and (A) such Change in Control constitutes a change in control event within the meaning of Section 409A of the Code, then such RSUs shall be settled as soon as practicable following such Change in Control, and in no event later than 30 days thereafter or (B) such Change in Control does not constitute a change in control event within the meaning of Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such RSUs shall continue to be settled on the applicable Vesting Dates or at such earlier time that does not result in such accelerated taxation and/or tax penalties.

(c) Good Reason Definition. For purposes of this Section 2.2, “Good Reason” means (i) “Good Reason” as defined in any individual agreement to which Participant and the Company or an Affiliate are parties, or (ii) if there is no such agreement or if it does not define Good Reason, without Participant’s prior written consent: (A) a reduction in Participant’s base salary; (B) a relocation of Participant’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (C) a material breach by the Company or an Affiliate of any employment agreement with Participant. In order to invoke a termination of employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition(s). In the event that the Company fails to remedy the condition(s) constituting Good Reason during the Cure Period, Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such termination to constitute a termination of employment for Good Reason.

(d) Cause Definition. “Cause” means (i) “Cause” as defined in any individual agreement to which Participant and the Company or an Affiliate are parties or (ii) if there is no such agreement or if it does not define Cause, the Company’s termination of Participant’s employment with the Company or any Affiliate following the occurrence of any one or more of the following: (A) Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (B) Participant’s willful and continual failure to substantially perform Participant’s duties after written notification by the Company; (C) Participant’s willful engagement in conduct that is materially injurious to the Company or an Affiliate monetarily or otherwise; (D) Participant’s commission of an act of gross misconduct in connection with the performance of Participant’s duties; or (E) Participant’s material breach of any employment, confidentiality, or other similar agreement between the Company or an Affiliates and Participant. For purposes of Section 1.6(a) of this Agreement only, the term “Cause” shall mean that Participant’s employment was terminated by the Company or an Affiliate, as applicable, as a result of: (i) Participant’s failure to perform Participant’s duties; (ii) Participant’s failure to comply with any lawful directive of the Company or Participant’s supervisor; (iii) Participant’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its Affiliates; (iv) Participant’s embezzlement, misappropriation, or fraud, whether or not related to Participant’s employment with the Company or an Affiliate, as applicable; (v) Participant’s violation of the Company’s Code of Business Ethics or undisclosed actual, potential or reasonably perceived conflict of interest; (vi) Participant’s conviction of or plea of guilty or nolo contendere to a crime; (vii) Participant’s violation of the Company’s written policies, including written policies related to discrimination, harassment, trade compliance, business partner risk management, financial controls, financial reporting, performance of illegal or unethical activities, and ethical misconduct; (viii) Participant’s misappropriation, mishandling or unauthorized disclosure of Confidential Information (except as required or protected by law); (ix) Participant’s breach of any obligation under this Agreement or any other written agreement between Participant and the Company or an Affiliate, as applicable; or (x) Participant’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

2.3. Equitable Adjustments. The Award is subject to adjustment pursuant to Section 15.1 of the Plan.

2.4. No Understandings as to Employment etc. Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ or retain Participant for any period or with respect to the terms of Participant’s employment or to give rise to any right to remain in the service of the Company or any Affiliate, and Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.

2.5. Data Privacy Consent.

(a)Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all RSUs granted under the Plan or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is Participant’s consent.

(b)Stock Plan Administration and Service Providers. Participant understands that the Company transfers Data to Fidelity Stock Plan Services, a third-party stock plan administrator/broker (together with certain of its affiliates, the “Service Provider”), which assists the Company with the implementation, administration and management of the

Plan. Participant may be asked to agree on separate terms and data processing practices with the Service Provider, with such agreement being a condition to the ability to participate in the Plan. Where required, the legal basis for the transfer of Data to the Service Provider is Participant’s consent.

(c)International Data Transfers. Participant’s country or jurisdiction may have different data privacy laws and protections than the country(ies) where the Data will be stored, and foreign courts, law enforcement, regulators and national security authorities may be able to access the Data. The Company’s legal basis, where required, for the international transfer of Data is Participant’s consent.

(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean Data is retained after Participant’s employment or other service relationship ends, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a voluntary basis. Participant understands that Participant may refuse the collection of the Data or request to stop the transfer and processing of the Data and that Participant’s compensation from or Employment or other service relationship with the Service Recipient will not be affected. Participant understands that the only consequence of refusing or withdrawing consent is that the Company may not be able to continue to facilitate Participant’s participation in the Plan.

(f)Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s jurisdiction. Depending on where Participant is based, such rights may include the right to (specifically in respect of Participant’s Data): (i) request access to or copies of Data held by the Company, (ii) request that inaccurate or incomplete Data be rectified, (iii) request that Data be deleted, (iv) request that the processing of Data be restricted to certain purposes, (v) request that the transfer of Data be restricted to certain purposes, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential third party recipients or transferees of Data. To receive clarification regarding the availability of these rights, to exercise these rights or to otherwise inquire about the Company’s collection, use or transfer of Data, Participant can contact Participant’s local human resources representative.

2.6. Savings Clause. In the event that Participant is employed or provides services in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company or an Affiliate, then any such term or provision shall be null, void and of no effect.

2.7. Amendment. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect Participant’s rights under this Agreement shall be subject to the written consent of Participant. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

2.8. Acts of Misconduct. If Participant has allegedly committed an act of serious misconduct, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Company, an executive officer of the Company may suspend Participant’s rights under the Award, including the vesting of the Award and the settlement of vested RSUs, subject to the Administrator’s final decision regarding termination of the award. No rights under the Award may be exercised during such suspension or after such termination.

2.9. Disputes.

(a) Participants Located Outside of the United States. If Participant is located outside of the United States, the Administrator or its delegate shall finally and conclusively determine any disagreement concerning the Award.

(b) Participants Located in the United States. If Participant is located in the United States, Participant agrees to be bound by the Arbitration Agreement for United States Participants attached hereto as Exhibit B, and by the Release Agreement for United States Participants attached hereto as Exhibit C.

(c) Release. By accepting this Award, Participant, on behalf of Participant and Participant's heirs, executors, administrators, representatives, agents, insurers, successors, and assigns, hereby irrevocably and unconditionally waives, releases, and forever discharges the Company, its parents, subsidiaries, and Affiliates, and each of their respective predecessors, successors, assigns, and each of their respective past, present, and future officers, directors, employees, shareholders, trustees, members, partners, agents, representatives, and insurers, in their corporate and individual capacities (collectively, the "Released Parties"), from any and all claims, demands, actions, causes of action, suits, proceedings, judgments, rights, fees, damages, debts, obligations, liabilities, costs, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent (collectively, "Released Claims"), that Participant has, has ever had, or may hereafter have against the Released Parties, or any of them, arising out of, relating to, or in any way connected with: (i) Participant's participation in the Plan or receipt or vesting of any Award; (ii) any act, omission, transaction, practice, conduct, occurrence, or other matter occurring at any time up to and including the date of Participant's acceptance of this Award; (iii) the employment or service relationship between Participant and any Released Party, including the terms and conditions thereof; (iv) any agreement, arrangement, or understanding between Participant and any Released Party, whether written, oral, express, or implied; and (v) any other matter of any kind or nature whatsoever, from the beginning of time through the date of acceptance.

Notwithstanding the foregoing, this release does not waive or release: (A) any claims that cannot be waived as a matter of applicable law; (B) any rights to vested benefits under the Company's qualified retirement or welfare plans, which rights are governed by the terms of the applicable plan documents; (C) any rights to indemnification or directors' and officers' liability insurance coverage to which Participant is entitled under the Company's organizational documents, applicable law, or any indemnification agreement; (D) the right to file a charge of discrimination with the Equal Employment Opportunity Commission or any equivalent state or local agency, or to participate in any investigation conducted by such agency, provided that Participant waives any right to recover monetary damages or other individual relief in connection with any such charge or investigation (except for any award under a government-administered whistleblower program that by law may not be waived); or (E) any rights arising under this Agreement itself with respect to vested RSUs.

Participant acknowledges that Participant may hereafter discover claims or facts in addition to or different from those Participant now knows or believes to exist, and that such claims or facts, if known or suspected at the time of acceptance, may have materially affected Participant's decision to accept this Award and execute this release. Nevertheless, Participant hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

To the extent that any provision of the release set forth in this Section 2.9(c) is prohibited or unenforceable under the laws of the jurisdiction in which Participant is employed or provides services, such provision shall be applied and enforced to the maximum extent permitted by applicable law in such jurisdiction, and the remainder of the release shall remain in full force and effect.
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2.10. Plan. The terms and provisions of the Plan are incorporated herein by reference, a copy of which has been provided or made available to Participant. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

2.11. Compliance with Section 409A of the Code. Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed or deemed to be amended as necessary to remain exempt from or comply with the requirements of Section 409A of the Code and to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company, an Affiliate, or a subsidiary have any liability under the Plan or this Agreement for any taxes, penalties, or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties, or interest imposed under Section 409A of the Code. In the event that it is determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Code (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”), benefits that Participant is entitled to receive under the terms of this Agreement are deferred compensation subject to tax under the Deferred Compensation Tax Rules, (i) Participant shall not be considered to have terminated employment for purposes hereof until Participant would be considered to have incurred a “separation from service” within the meaning of the Deferred Compensation Tax

Rules and (ii) the Company shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in Participant incurring any tax liability under the Deferred Compensation Tax Rules; which day, if Participant is a “specified employee” (within the meaning of the Deferred Compensation Tax Rules), shall, in the event the benefit to be provided is due to Participant’s “separation from service” (within the meaning of the Deferred Compensation Tax Rules) with the Company and its subsidiaries, be the first day following the six-month period beginning on the date of such separation from service. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of the Deferred Compensation Tax Rules, and any payments described in this Agreement that are due within the “short term deferral period” as defined in the Deferred Compensation Tax Rules shall not be treated as deferred compensation unless applicable law requires otherwise.

2.12. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.

2.13. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereof; provided, however, that to the extent that Participant has entered into an employment agreement, severance agreement or change in control termination agreement with the Company that provides for vesting terms that are more favorable than the vesting terms set forth in this Agreement or the Plan, such more favorable vesting terms shall apply.

2.14 Claw Back Policy. This grant is subject to the terms of the Company’s Claw Back Policy, as it may be amended, modified, superseded or replaced from time to time.

2.15 Governing Law and Venue. This Agreement and all determinations made and actions taken hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the RSU or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of New Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

2.16 Compliance with Law. Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to permit the vesting of the Award and/or deliver any shares of Stock prior to the completion of any registration or qualification of the shares of Stock under any U.S. or non-U.S. local, state or federal securities, exchange control or other applicable law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock subject to this Award. Further, Participant agrees that the Company shall have unilateral authority to amend this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Stock subject to this Award.

2.17 Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited Participant’s country, the Service Provider’s country and the country or country in which the shares of Stock are or may be listed, which may affect his or her ability, directly or indirectly, to acquire, sell or attempt to sell or otherwise dispose of shares of Stock or rights to shares of Stock (e.g., RSUs), under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by laws in the applicable jurisdiction(s)). Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees, and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions as well as any applicable Company insider trading policy, and Participant should consult with his or her personal legal advisor on this matter.

2.18 Exchange Control, Foreign Asset/Account and/or Tax Requirements. Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold shares of Stock or cash received from participating in the Plan (including from any dividends paid on shares of Stock or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets, or transactions to the tax or other authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that he or she may be subject to tax payment and/or reporting obligations as the result of participating in the Plan and/or the sale of shares of Stock acquired under the Plan. Participant further acknowledges that it is his or her responsibility to comply with such requirements and that Participant should speak with his or her personal tax, legal and financial advisors on this matter.

2.19 Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.

2.20 Language. Participant acknowledges that he or she is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English so as to allow Participant to understand the terms and conditions of this Agreement. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

2.21 Appendix. Notwithstanding any provisions in this Global RSU Award Agreement, the RSUs shall be subject to any additional terms and conditions for Participant’s country set forth in the Appendix attached hereto. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country, if any, will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

2.22 Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on the shares of Stock acquired upon settlement of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
ENTEGRIS, INC.